UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018

WCF BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-37832	81-2510023
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

401 Fair Meadow Drive, Webster City, Iowa	50595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (515) 832-3071

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Chief Financial Officer. On December 19, 2018, Stephen L. Mourlam retired as interim Chief Financial Officer of the WCF Bancorp, Inc. (the “Company”) and of WCF Financial Bank (the “Bank”), the Company’s wholly owned subsidiary.

(b) Appointment of Chief Financial Officer. On December 19, 2018, the Company appointed Paul L. Moen, age 62, as interim Chief Financial Officer of the Company. Prior to this appointment, since January 2017, Mr. Moen has served as an independent financial consultant for Moen Consulting, LLC. From June 2015 until December 2016, Mr. Moen served as senior vice president and chief financial officer of Bridgewater Bank, headquartered in Bloomington, Minnesota. From 2008 through June 2015, Mr. Moen was chief financial officer of Frandsen Financial Corporation, an interstate bank holding company located in Arden Hills, Minnesota.

(b) Appointment of Director. On December 19, 2018, Bradley Mickelson, age 37, was appointed to the Board of Directors for a term to expire at the 2019 annual meeting of stockholders.

(e) Adoption of Incentive Plan. On December 19, 2018, WCF Bancorp, Inc. (the “Company”), the holding company of WCF Financial Bank (the “Bank”), adopted the WCF Financial Bank Executive Annual Incentive Plan (the “Plan”).  The Plan focuses on financial measures that are critical to the Bank’s growth and profitability and will be utilized to align the interests of the senior management team with stockholders of the Company by paying bonus awards that are linked to the performance of the Bank.  The Plan will remain in effect until terminated, modified or amended by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Employees selected by the Compensation Committee, which includes the named executive officers of the Company, are eligible to participate in the Plan. For each plan year (which is the calendar year), each participant will receive an award agreement which sets forth the annual bonus award amount (the “Cash Award”), designated as a percentage of base salary, and the performance objectives that must be satisfied for the participant to earn the Cash Award. The specific performance objectives will be determined annually by the Compensation Committee, but generally may include objective performance targets on financial performance, growth, asset quality and risk management and subjective performance objectives, such as particular qualitative factors for the participant, based on his or her duties to the Bank.  Each performance objective will specify level of achievements at “threshold,” “target,” “above target” and “maximum” levels and will be weighted by priority as a percentage of the Cash Award payable to the participant.

Cash Awards will be paid to each participant in the form of a cash lump sum within two and one-half (2 ½) months following the end of each plan year.  Unless otherwise determined by the Compensation Committee, a participant who is not employed as of the payout date of the Cash Award will forfeit such award.

Notwithstanding the foregoing, the Committee may grant a Cash Award under the Plan that provides that a percentage of the Cash Award would be paid in the form of an equivalent number of restricted stock and/or stock options (the “Equity Awards”) instead of cash.  The Equity Awards would be: (1) granted under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”) at the same time the Cash Award is paid to the participant; (2) evidenced by a separate award agreement; and (3) subject to the terms and conditions (including any vesting conditions) of the Equity Plan and such award agreement.

The foregoing description of the material terms of the Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

(e) Consulting Agreement with Interim Chief Financial Officer. On December 19, 208, the Company entered into a consulting agreement (the “Agreement”) with Paul Moen, as principal of Moen Consulting, LLC, for Mr. Moen to serve as chief financial officer of the Company. Pursuant to the Agreement, which has a term of December 26, 2018 through June 30, 2019, Mr. Moen will be paid an hourly fee of $125 and will be reimbursed for reasonable expenses related to the consulting arrangement. Pursuant to the Agreement, Mr. Moen will not participate in any of the Company’s or Bank’s employee benefit plans.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits. 10.1 WCF Financial Bank Executive Annual Incentive Plan
10.2 Form of Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WCF BANCORP, INC.
DATE: December 21, 2018	By:	/s/ Michael R. Segner
Michael R. Segner
Chief Executive Officer